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                                 EXHIBIT 99.7

                         PENNCORP FINANCIAL GROUP, INC.
              STATEMENT RE RATIO OF EARNINGS TO FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

              For the Years Ended December 31, 1996, 1995 and 1994

                                 (As restated)

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                                                                  1996       1995       1994
                                                                 --------   --------   -------
Income before income taxes, undistributed earnings in
     unconsolidated affiliates and extraordinary charge....      $110,579   $ 79,457   $60,653
Adjustments to earnings:
     Fixed charges.........................................        21,333     23,236    20,650
     Interest capitalized..................................           --        --        --
     Preferred stock dividend requirements
          of majority owned subsidiaries...................           --        --        --
                                                                 --------   --------   -------
Total earnings and fixed charges...........................      $131,912   $102,693   $81,303
                                                                 ========   ========   =======
Fixed charges:
     Interest expensed.....................................      $ 17,741   $ 18,729   $17,404
     Amortization of deferred debt costs and
          original issue discount..........................         1,238      1,051       870
     Rental expense........................................         2,354      3,456     2,375
                                                                 --------   --------   -------
Total fixed charges........................................      $ 21,333   $ 23,236   $20,550
                                                                 ========   ========   =======
Preferred Stock Requirements:
     Preferred stock dividends.............................      $ 14,646   $  6,540   $ 1,151
     Gross up for taxes....................................         7,710      3,174       582
                                                                 --------   --------   -------
Total preferred stock requirements.........................      $ 22,356   $  9,714   $ 1,733
                                                                 ========   ========   =======

Ratio of earnings to fixed charges.........................          6.18%      4.42%     3.94%
                                                                 --------   --------   -------

Combined ratio of earnings to fixed charges
     and preferred stock dividend requirements.............          3.02%      3.12%     3.63%
                                                                 --------   --------   -------
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